Exhibit 10.3

Execution Version

BROOKFIELD ASSET MANAGEMENT LTD.

- and -

BROOKFIELD ASSET MANAGEMENT ULC

ASSET MANAGEMENT SERVICES AGREEMENT

November 8, 2022

ASSET MANAGEMENT SERVICES AGREEMENT

This ASSET MANAGEMENT SERVICES AGREEMENT is made as of November 8, 2022 (this “Agreement”) between Brookfield Asset Management Ltd. (the “Manager”), a company incorporated under the laws of the Province of British Columbia, and Brookfield Asset Management ULC (the “Asset Management Company”), an unlimited liability company incorporated under the laws of the Province of British Columbia (the Manager and the Asset Management Company are collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS Brookfield Asset Management Inc. intends to complete a plan of arrangement (the “Arrangement”) pursuant to which, among other things, its asset management business (the “Business”) will be transferred to the Asset Management Company;

WHEREAS several employees of the Business are employees of the Manager and the Manager has agreed to provide the services of such employees for the benefit of the Asset Management Company in connection with the operation of the Business, and the Asset Management Company has agreed to receive such services;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following words or expressions will have the following meanings:

(a)	“Agreement” has the meaning assigned thereto in the preamble.

(b)	“Arrangement” has the meaning assigned thereto in the preamble.

(c)	“Asset Management Company” has the meaning assigned thereto in the preamble.

(d)	“Business” has the meaning assigned thereto in the preamble.

(e)

“Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example the status of A being the general partner of B) or by virtue of beneficial ownership of a majority of the voting interests in B; and for certainty and without limitation, if A owns shares to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning.

(f)	“Effective Date” means the date of the Arrangement.

(g)

“Governing Body” means (i) with respect to a corporation or company, the board of directors of such corporation or company, (ii) with respect to a limited liability company, the manager(s) or managing partner(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of the general partner of such partnership that serves a similar function (or if any such general partner is itself a partnership, the board, committee or other body of such general partner’s general partner that serves a similar function) and (iv) with respect to any other Person, the body of such Person that serves a similar function.

(h)	“Liabilities” means any claims, liabilities, losses, damages, costs or expenses (including legal fees).

(i)	“Manager” has the meaning assigned thereto in the preamble, including its Subsidiaries.

(j)	“Manager Employees” means the employees of the Manager, as may be employed by it from time to time, whether full-time, part-time or contracted.

(k)	“Parties” has the meaning assigned thereto in the preamble.

(l)

“Pass-Through Costs” means (i) all salaries, payments, bonuses, compensation and other amounts paid to the Manager Employees in connection with their employment, (ii) all required employer pension and benefit plan contributions (including any governmental pension plan), Employment Insurance employer contributions and workplace safety and insurance premiums, and (iii) all reasonable overhead and administrative costs incurred by the Manager in connection with the Manager Employees, in each case, without duplication and without mark-up of any kind. For greater certainty, “Pass-Through Costs” shall not include the costs and expenses associated with any equity compensation or long-term incentive compensation received by a Manager Employee, which shall be reimbursed in accordance with Article 4, and shall not include any harmonized sales taxes, sales taxes, value added taxes or any other taxes that are recoverable by the Manager by way of credit, refund, rebate or otherwise.

(m)	“Person” has the meaning set out in Section 1.2(c).

(n)	“Service Recipient” has the meaning set out in Section 2.1.1.

(o)	“Services” has the meaning set out in Section 2.1.1.

(p)

“Subsidiary” means, with respect to any Person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) any trust in which such Person holds all of the beneficial interests or (iii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person.

(q)	“Term” has the meaning set out in Section 8.1.

1.2	Interpretation

Unless the context otherwise requires:

(a)	words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;

(b)

the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)

references to any an individual, sole proprietorship, partnership, unincorporated association, unincorporated organization, unincorporated syndicate, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal or personal representative (each, a “Person”) include such Person’s successors and permitted assigns;

(d)

any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified; and

(e)

in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a business day, then such amount will be determined, or such action will be required to be taken at or before the requisite time on the next succeeding day that is a business day.

1.3	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any Party or its directors, officers, employees or agents, to the other Party or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and neither of the Parties has been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.5	Amendment; Waiver

This Agreement may not be amended or modified except by an agreement in writing executed by each of the Parties. Except as expressly provided in this Agreement, no waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

1.6	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

SERVICES

2.1	Services

2.1.1 During the Term, the Manager will provide such services of the Manager Employees as the Asset Management Company and any of its Subsidiaries (each, a “Service Recipient”) may from time to time require for the proper, efficient and economic management, operation and conduct of the Business (the “Services”). The Services include investment services, representation on investment committees for managed strategies, asset management services, fundraising, investor relations services and other services as may be required in the conduct of the Business.

2.1.2 The Manager agrees that it will adopt, and will ensure that its employees comply with, all of the corporate policies applicable to the Asset Management Company and its Subsidiaries, including any rules and policies relating to regulatory matters, personal trading, anti-bribery and corruption, information barriers, confidentiality, code of conduct and work environment. The Manager agrees that the Services will at all times be provided in accordance with all applicable laws and such policies.

2.2	Supervision of Services by Asset Management Company

2.2.1 The Asset Management Company or any other Service Recipient designated by it will from time to time establish the responsibilities and duties of the Manager Employees and oversee the performance of the Services.

2.2.2 The Asset Management Company or any other Service Recipient designated by it will immediately report to the Manager any conduct or performance concerns relating to any Manager Employee should such concerns arise. In such case, the Asset Management Company will have the right to require that such Manager Employee be excluded from the persons providing Services pursuant to this Agreement with immediate effect. The Manager shall have no duty to discipline or dismiss a Manager Employee, but shall consider and respond on a timely basis to any conduct or performance concerns reported by the Asset Management Company or such other Service Recipient.

2.3	Manager to Remain Employer

Each Manager Employee will remain exclusively employed by the Manager pursuant to the existing terms and conditions of such Manager Employee’s employment. The Manager will be solely responsible for all matters relating to a Manager Employee’s employment, including compensation, entitlement to profit sharing or fees, vacation and holiday entitlements, bonuses and other incentives, benefits, perquisites, expenses, allowances, discipline, termination, termination pay, severance pay and leaves of absence.

2.4	Intellectual Property Rights

The Manager agrees that the applicable Service Recipient shall be legally and beneficially entitled to any and all copyright and intellectual property rights arising from the Services provided to such Service Recipient. In furtherance of the foregoing, the Manager hereby assigns to the applicable Service Recipient, as the Service Recipient’s sole and exclusive property, without additional consideration, all rights, title and interest in all ideas, processes, inventions, technology, writings, computer programs, designs, formulas, discoveries, patents, copyrights, trademarks, service marks, works of authorship, any claims or rights, and any improvements or modifications to the foregoing, whether or not subject to patent or copyright protection, that may be conceived, developed, or reduced to practice by any Manager Employee alone or with others made during the Term and arising from the Services to the Service Recipient.

2.5	Maintenance of Insurance

The Manager agrees to maintain in effect during the Term policies of directors’ and officers’ liability insurance and other insurance coverage which is customarily carried by Persons performing functions similar to those to be performed by the Manager Employees, in each case, having such coverage and amounts, and containing terms and conditions that are deemed appropriate by its board of directors. To the extent the Manager’s Employees are covered by any group level insurance policies, this condition shall be deemed to be satisfied.

ARTICLE 3

PAYMENT OF PASS-THROUGH COSTS

3.1	Pass-Through Costs

3.1.1 The Asset Management Company agrees to pay (or cause the applicable Service Recipient to pay) to the Manager its pro rata portion of the Pass-Through Costs incurred by the Manager based on a methodology to be agreed to by the Manager and the Asset Management Company, acting reasonably, which costs shall be invoiced and billed in accordance with this Section 3.1. Such Pass-Through Costs are to be reimbursed on a cost recovery basis such that the Manager does not receive financial gain nor suffer financial loss. All Pass-Through Costs to be reimbursed hereunder are exclusive of any harmonized sales taxes, sales taxes, value added taxes or any other taxes that may be imposed thereon pursuant to applicable law (which taxes will be paid in addition to the reimbursement of the Pass-Through Costs contemplated herein).

3.1.2 The Manager agrees that if any of the Manager Employees provide services for the benefit of the Manager or any other Person in addition to the Services provided for the benefit of the Asset Management Company (or any other Service Recipient) pursuant to this Agreement, the appropriate portion of the Pass-Through Costs incurred by the Manager and arising from or relating to such Manager Employees will be allocated to such other Persons (including the Manager) for whom such Manager Employees provided services.

3.1.3 The Manager will prepare an invoice for the Pass-Through Costs and all applicable taxes. The frequency of such invoices shall be as agreed to by the Parties from time to time, provided that the Manager will prepare such invoice no less frequently than annually. After delivery of an invoice, a copy of the computations of the Pass-Through Costs and all applicable taxes will, for informational purposes only, promptly be delivered to the applicable Service Recipient upon request.

3.1.4 Payment of the Pass-Through Costs and all applicable taxes invoiced shall be due and payable by the applicable Service Recipient promptly within 30 calendar days following the receipt of an invoice.

3.1.5 Any notice or statement from the Manager of the Pass-Through Costs that are required to be reimbursed by a Service Recipient will be final and binding on the Service Recipient, absent manifest error.

3.2	Failure to Pay When Due

Any amount payable hereunder and which is not remitted to the Manager when so due shall remain due and interest shall accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the prime rate charged by the Manager’s principal banker plus 100 basis points per annum from the date which is ninety (90) days after the date payment was originally due and until the date payment is received by the Manager.

ARTICLE 4

EMPLOYEE AWARDS

4.1	Awards to Asset Management Company Employees

The Manager intends to provide options or other long term incentive awards to eligible Manager Employees pursuant to the long-term incentive plans adopted by the Manager. Additionally, upon request of the Asset Management Company, the Manager agrees to provide such options or other long term incentive awards to employees of the Asset Management Company and its Subsidiaries.

4.2	Reimbursement Obligations

If the Manager awards options or other long term incentive awards in accordance with Section 4.1, the cost and expense that the Manager incurs in making any such award to employees of the Asset Management Company or to Manager Employees (in connection with providing the Services) shall be reimbursed by the Asset Management Company. The Parties may agree on the frequency and process for such reimbursement from time to time. If requested by either Party, the Parties agree to execute such additional agreements as the Parties determine are necessary to evidence any additional details relating to the awards, the calculation of the costs and expenses and the form of reimbursement.

ARTICLE 5

CONFIDENTIALITY AND PRIVACY

5.1	Confidentiality

Each Party hereby agrees that it will not (and will not permit any of its Subsidiaries to) at any time use, disclose or make available to any Person, and will take reasonable steps to prevent such disclosure and restrain further disclosure by any other Person, any information about the other Party or any of its Subsidiaries acquired or developed pursuant to the performance of the Services, except that consent shall not be required with respect to the following disclosure:

(a)

information disclosed as required by applicable law or the regulations, rules or policies of any stock exchanges on which shares or securities of a Party are listed or as may be required by the regulations or policies of any governmental authority;

(b)	information disclosed as necessary for the purposes of any debt or equity financing undertaken by a Party; or

(c)

information disclosed that a Party, acting reasonably, deems to be necessary to be disclosed on a confidential basis for the proper performance of its duties and obligations under this Agreement (or any other agreement ancillary hereto to which the Parties are party), including disclosure of information to consultants and other third parties engaged by or assisting a Party or its Subsidiaries in accordance with the terms of this Agreement in order to carry out the purposes of this Agreement (or any other agreement ancillary hereto to which the Parties are party).

The provisions of this Section 5.1 will survive the termination of this Agreement.

5.2	Privacy

5.2.1 The Manager acknowledges and agrees that: (i) all Personal Information disclosed by a Service Recipient to the Manager, or otherwise accessed or transferred by the Manager, in the course of the Manager performing its obligations hereunder, is deemed the proprietary and confidential information of the applicable Service Recipient for the purposes of this Agreement; and (ii) it will not use such Personal Information for any purposes other than as specifically contemplated hereunder and shall comply with applicable laws relating to privacy, including any such applicable laws relating to the collection, use, storage, protection or disclosure of Personal Information or the privacy policy and practices of the applicable Service Recipient as they relate to the collection, use, storage, protection, and disclosure of Personal Information. For the purposes of this Agreement, “Personal Information” means information about an identifiable individual or information which relates to a natural person and allows that person to be identified.

5.2.2 The Manager represents and warrants, in connection with the Personal Information of a Service Recipient, that it: (i) has in place the appropriate technical and organizational security measures to protect such Personal Information against accidental or unlawful destruction or unauthorized disclosure or access; (ii) has maintained and will continue to maintain suitable records in commercially reasonable detail with respect to such Personal Information; (iii) will not use such Personal Information for any purpose other than as set out in this Agreement and in compliance with applicable law; and (iv) will not transfer such Personal Information to any third party, or to any foreign jurisdiction, except as otherwise agreed to in writing by the Service Recipient.

5.2.3 If the Manager receives a privacy complaint, inquiry or other notice or communication in connection with Personal Information (a “Complaint”), the Manager shall, to the extent permitted by applicable law, promptly notify the applicable Service Recipient. Unless otherwise required by applicable law or approved in writing by the applicable Service Recipient, the Manager will not respond to the Complaint other than to communicate that the matter will be forwarded to the Service Recipient to which such Complaint relates for immediate handling. The Manager shall cooperate fully with the applicable Service Recipient in response to any Complaints.

5.2.4 The Manager agrees that it will immediately inform the applicable Service Recipient of any accidental or unauthorized use or disclosure of the Personal Information of the Service Recipient or if it receives notice alleging that the Service Recipient or the Manager have failed to comply with applicable law relating to the collection, use, storage, protection or disclosure of such Personal Information in connection with the performance of this Agreement.

5.2.5 At the request of a Service Recipient, the Manager will cooperate with the Service Recipient in connection with any audit of the Personal Information of the Service Recipient or of the practices of the Service Recipient in relation thereto and in connection with any request to the Service Recipient for access to any such Personal Information, and will further make available to the Service Recipient, on reasonable notice, the Manager’s books and records solely in relation to the Service Recipient’s Personal Information to enable the Service Recipient to investigate the Manager’s compliance with this Section 5.2; in each case in sufficient time to enable the Service Recipient to comply with any deadlines applicable under applicable law or, if the Service Recipient’s request is not made within a reasonable period prior to the applicable deadline (bearing in mind the timing upon which the Service Recipient received such request), as soon as reasonably practicable in the circumstances.

5.2.6 Notwithstanding anything else in this Agreement, the Manager shall indemnify and hold the applicable Service Recipient harmless from and against all Liabilities resulting from or connected with the Manager’s failure to comply with the obligations of this Section 5.2, provided that to the extent such Liability has been incurred as a result of a Manager Employee performing his or her obligations as a director or officer of a Service Recipient, the Manager shall have no obligation to indemnify the Service Recipient.

5.2.7 The provisions of this Section 5.2 will survive the termination of this Agreement.

ARTICLE 6

INDEMNITY

6.1	Liability

In furnishing the Service Recipients with the Services pursuant to this Agreement, neither the Manager nor any of its partners, managers, shareholders, directors, officers, employees, representatives or agents shall be liable to any Service Recipient or its Affiliates, creditors, shareholders, officers, directors, employees, representatives or agents or any governmental bodies for errors of judgment or for other liabilities or obligations relating to the work undertaken by the Manager Employees in fulfillment of the Services.

6.2	Indemnity by Asset Management Company

The Asset Management Company hereby agrees, to the fullest extent permitted by applicable law, to indemnify and hold harmless the Manager and any directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of the Manager (each, an “Indemnified Party”) from and against any Liabilities incurred by them arising from the lawful performance by the Manager of its obligations hereunder except to the extent that any such Liability is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction to have resulted from an Indemnified Party’s bad faith, fraud, willful misconduct, gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful.

6.3	Survival

The provisions of this Article 6 will survive the termination of this Agreement. The Parties expressly acknowledge and agree that the right to indemnity provided in this Article 6 will be in addition to and not in derogation of any other liability which the Asset Management Company in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	General Representations and Warranties

Each Party hereby represents and warrants to the other Party that:

(a)	it is validly organized and existing under the relevant laws governing its formation and existence;

(b)	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(c)	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)

the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its articles, notice of articles, by-laws, constituent documents or other organizational documents;

(e)	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

(f)

this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defences and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

7.2	Representations and Warranties of the Manager

The Manager represents and warrants that

(a)

it has complied, and is in compliance, with all material terms and conditions of employment and all applicable laws respecting employment and labour matters, including any provision thereof relating to pay equity, wages, hours of work, vacation pay, employment equity, overtime pay, workers’ compensation, human rights and occupational health and safety, and there are no outstanding material claims, complaints, investigations or orders under any such laws, and, to its knowledge, there is no basis for such claim;

(b)

it has made all material contributions and paid all material premiums in respect of each employee plan in a timely fashion in accordance with the terms thereof and applicable laws, or has made provision for such contributions and premiums in its books and records; and

(c)	it is duly registered for harmonized sales tax under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) and will provide its registration number in the applicable invoices.

7.3	Covenants

Each Party agrees that it will, at all times, comply with all applicable laws with respect to or in respect of the Manager Employees, including compliance with all employment standards, human rights, health and safety, labour relations, employment insurance, pension plan, workers’ compensation, workplace safety and insurance and pay equity laws, whether arising under statute, contract, common law or otherwise.

ARTICLE 8

GENERAL

8.1	Term

The term of this Agreement (the “Term”) will begin on the Effective Date, immediately following the completion of the “Corporation Spin-off Butterfly” transactions as part of the Arrangement, and will continue in full force and effect, in perpetuity, until terminated in accordance with Section 8.2.

8.2	Termination

This Agreement may be terminated at any time upon mutual agreement of the Parties.

8.3	Enurement

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

8.4	Assignment

Neither Party may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party.

8.5	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and delivered personally or by courier or by facsimile or other means of electronic communication addressed to the recipient as follows:

(a)	in the case of the Manager:

Brookfield Asset Management Ltd.

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

E-mail: kathy.sarpash@brookfield.com

(b)	in the case of the Asset Management Company:

Brookfield Asset Management ULC

Brookfield Place

181 Bay Street, Suite 100

Toronto, Ontario M5J 2T3

Attention: Kathy Sarpash

E-mail: kathy.sarpash@brookfield.com

or other such address that a Party may, from time to time, advise the other Party by notice in writing given in accordance with the foregoing. Date of receipt of any such notice will be deemed to be the date of actual delivery thereof or, if given by facsimile or other electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient with written confirmation of receipt by fax or other electronic communication and verbal confirmation of same and on the next business day, if not given during such hours.

8.6	Counterparts

This Agreement may be executed in counterparts (by facsimile or otherwise), each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

8.7	No Partnership or Other Relationship

Nothing in this Agreement shall be deemed or construed to create the relationship of a partnership, joint venture or similar relationship between the Parties, and neither Party shall be deemed to be the agent of the other Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date written on the first page of this Agreement.

BROOKFIELD ASSET MANAGEMENT LTD.

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash Title: Authorized Signatory I have authority to bind the company.

BROOKFIELD ASSET MANAGEMENT ULC

By:	/s/ Justin B. Beber
Name: Justin B. Beber Title: Director I have authority to bind the company.

Asset Management Services Agreement